United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 30, 2006

The Laclede Group, Inc.

720 Olive Street

St. Louis, Missouri 63101

314-342-0500

(Exact name of registrant as specified in its charter)

(Address of principal executive offices, including zip code)

(Registrant’s telephone number including area code)

Missouri	1-16681	74-2976504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 30, 2006, the Board of Directors of The Laclede Group, Inc. approved the Compensation Committee’s recommendations for the corporate performance criteria that will be used to determine the amount of the awards for performance in fiscal year 2007 under the Annual Incentive Plan. The Corporate Performance Goals are based on pre-determined levels of earnings per share, the customer satisfaction ranking among peer companies derived from an annual gas residential customer satisfaction survey by an independent third party, and the aggregate attainment level of all participants’ individual objectives. Further, the Committee approved the individual performance objectives for the Chief Executive Officer. In October 2007, the corporate and individual performance results for the fiscal year ended September 30, 2007 will be reviewed and measured against the adopted criteria. Approximately 33 employees are eligible to participant in the Annual Incentive Plan in 2007. Participants are eligible to earn a cash award expressed as a percentage of the participant’s annual base salary at the start of the performance period. Contingent upon performance, actual payout percentages of the named executive officers included in the company’s most recent proxy statement filed by the Company range from 0-75% for D. H. Yaeger, 0-60% for each of K. J. Neises, R. E. Shively, and B. C. Cooper and 0-45% for M. C. Darrell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.
Date: November 30, 2006	By:	/s/ D. H. Yaeger
D. H. Yaeger Chairman, President and Chief Executive Officer